      U

                                                                     EXHIBIT  12

                  DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                          Nine Months Ended
                                                July 31
                                          ------------------
                                           1996         1995
                                           ----         ----
Earnings:
   Income (loss) of consolidated
      group before income taxes and
      changes in accounting........     $1,001,211  $  865,480
   Dividends received from
      less than fifty percent
      owned affiliates.............          7,609       1,997
   Fixed charges net of
      capitalized interest.........        306,690     295,848
                                         ---------   ---------
      Total earnings...............     $1,315,510  $1,163,325
                                         ---------   ---------
                                         ---------   ---------

Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)........     $  301,694  $  290,605
   Portion of rental charges
      deemed to be interest........          4,996       5,256
                                         ---------   ---------
      Total fixed charges..........     $  306,690  $  295,861
                                         ---------   ---------
                                         ---------   ---------
Ratio of earnings to
   fixed charges **................           4.29        3.93


                                                             Year Ended October 31
                                             -----------------------------------------------------
                                             1995        1994        1993         1992        1991
                                             ----        ----        ----         ----        ----
Earnings:
   Income (loss) of consolidated
      group before income taxes and
      changes in accounting........       $1,092,751    $920,920  $  272,345  $   43,488    $(26,176)
   Dividends received from
      less than fifty percent
      owned affiliates.............            2,023       2,329       1,706       2,325       6,229
   Fixed charges net of
      capitalized interest.........          399,056     310,047     375,238     420,133     454,092
                                           ---------   ---------   ---------   ---------   ---------
      Total earnings...............       $1,493,830  $1,233,296  $  649,289  $  465,946    $434,145
                                           ---------   ---------   ---------   ---------   ---------
                                           ---------   ---------   ---------   ---------   ---------

Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)........       $  392,408    303,080   $  369,325  $  415,205    $451,936
   Portion of rental charges
      deemed to be interest........            6,661      7,008       6,127        6,720      4,088
                                           ---------   ---------   ---------   ---------   ---------
      Total fixed charges..........       $  399,069  $ 310,088   $  375,452  $  421,925    $456,024
                                           ---------   ---------   ---------   ---------   ---------
                                           ---------   ---------   ---------   ---------   ---------
Ratio of earnings to
   fixed charges **................             3.74       3.98         1.73        1.10           *

     The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less than fifty percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

 * For the year ended October 31, 1991, earnings available for fixed charges coverage were $22 million less than the amount required for a ratio of earnings to fixed charges of 1.0.

 ** The Company has not issued preferred stock. Therefore, the ratios of earnings to combinedfixed charges and preferred stock dividends are the same as the ratios presented above.


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